Exhibit 10.1

January 7, 2008

Mr. Russell A. Whitney
1612 E. Cape Coral Blvd.
Cape Coral, FL  33904

                RE:          Termination of Employment Agreement

Dear Mr. Whitney:

Reference is made to that certain Employment Agreement (“Employment Agreement”), dated as of June 30, 2003, by and between Whitney Education Group, Inc. (“WEG”), a Florida corporation, a wholly-owned subsidiary of Whitney Information Network, Inc. (“WIN”), a Colorado corporation (together, WEG and WIN along with each of their wholly-owned subsidiaries are referred to herein collectively as the “Company”), and Russell A. Whitney.

This letter agreement will confirm that you have informed the Company of your resignation as Chief Executive Officer of the Company, and of the termination of the Employment Agreement, both effective as of December 31, 2007.  The Board of Directors accepts your resignation.  Furthermore, the Board of Directors of WEG and the Special Committee of the Board of Directors of WIN have determined that for purposes of the Employment Agreement your resignation will be treated as a “Termination Other Than For Cause” under Section 2.4 of the Employment Agreement.  The parties have agreed that WIN will pay severance compensation in the amount of $1,950,000 in twelve, equal monthly installments of $162,500 to you over a period of 12 months, the first such payment to be made January 1, 2008 and continuing on the first day of each calendar month thereafter, less applicable taxes and withholdings (“Severance Compensation”); except that consistent with the Company’s past practice, you at your option may at any time request that the balance of the Severance Compensation be paid to you in a lump sum within 30 days following your written request.  To secure its obligation to pay the Severance Compensation to you, the Company agrees to place a lien immediately upon its Citation VII aircraft (Serial Number 650-7068, Tail # N7AB) in your favor.  You agree to terminate this lien immediately upon the payment in full of the Severance Compensation to you.  If the aircraft is sold by the Company at any time prior to the payment in full of the Severance Compensation, you agree to terminate your lien and the Company agrees that the balance of the then unpaid Severance Compensation will be accelerated and paid to you from the proceeds of the sale of the aircraft at that time.

You acknowledge that you have been paid all salary and bonuses and any and all other pay and incentives due to you under the Employment Agreement or otherwise, except those payments otherwise payable under this letter agreement; that you have been provided with all leave (including leave under the Family and Medical Leave Act) to which you may have been entitled, if any; and that you have not suffered any workplace illness or injury other than any injury or illness of which you have already advised the Company about, if any.  Furthermore, you hereby affirm, to the best of your knowledge as of the date hereof, that you at present are not aware of any potential claims or causes of action that you may have against the Company.  Neither this letter agreement, nor anything contained herein, shall be construed as an admission or concession by the Company or by you of any liability, unlawful conduct, or wrongdoing whatsoever.

Please be advised that, under the terms of that certain Confidentiality, Non-Compete and Non-Solicitation Agreement by and between you and WEG, you are and remain subject to certain post-termination restrictive covenants.

Notwithstanding the termination of the Employment Agreement, the Company agrees that it will indemnify and hold you harmless to the fullest extent permitted by applicable law under Section 7.10 of the Employment Agreement and under Article VI of the Bylaws of WIN.  Without limiting the foregoing, you shall be entitled to advancement of your fees and expenses of legal counsel, incurred in connection with any legal proceeding arising out of or relating to your service as an officer, director or employee of the Company.  Your acceptance of this letter constitutes your undertaking to repay any sums advanced in the event so ordered by a court of competent jurisdiction.

You acknowledge by signing below that you have read this letter agreement in its entirety, understand all of its terms, and knowingly and voluntarily assent to those terms.  You further acknowledge that you have been advised of your right to consult with counsel in connection with this letter agreement, and that you have consulted with your own counsel.

Please sign and date this agreement in the space provided and return the original to WIN within seven (7) days.

Very truly yours,

WHITNEY INFORMATION NETWORK, INC.

By:
Name:
Title:

WHITNEY EDUCATION GROUP, INC.

By:
Name:
Title

ACKNOWLEDGED AND AGREED:

Russell A. Whitney
Date: